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CUSIP NO. 45815R 10 0              SCHEDULE 13D             Page 15 of 20 Pages
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EXHIBIT 1.A
-----------


                   AMENDMENT NO. 1 TO INVESTMENT AGREEMENT


   This Amendment No. 1 (the "Amendment") to that certain Investment Agreement (the "Agreement") entered into as of the 26th day of March, 1998, by and among Intelligent Controls, Inc., a Maine corporation (the "Company"), Ampersand Specialty Materials and Chemicals III Limited Partnership, a Delaware limited partnership ("ASMC-III Fund"), Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, a Delaware limited partnership ("ASMC-III Companion Fund"), and for purposes of Article IX thereof only, Roger E. Brooks, an individual ("Brooks"), is entered into as of this __ day of May 1998, by and among the Company, ASMC-III Fund and ASMC-III Companion Fund. Capitalized terms used but not defined herein shall have the meanings attributed to them in the Agreement.

                                 Introduction
                                 ------------

   A. The Investors proposed in the Agreement to purchase from the Company in accordance with the terms and conditions thereof an aggregate of 1,538,462 newly issued shares (the "Shares") of the Company's Common Stock, at a price per share of $3.25.

   B. The Investors now propose to purchase an additional 100,000 Shares, at a price per share of $3.25, on the smae terms and conditions set forth in the Agreement.

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties agree to amend the Agreement as follows:

   1. AMENDMENT TO INTRODUCTION. Paragraph A of the Introduction to the Agreement is revised by deleting the number "1,538,462" and replacing it with "1,638,462".

   2. AMENDMENT TO SCHEDULE 1. Schedule 1 to the Agreement is hereby replaced by the Schedule 1 attached hereto.

   3. SURVIVAL. Except as specifically set forth herein, the Agreement shall remain in full force and effect and each of the parties confirms all of its obligations thereunder. This Amendment shall be deemed part of, and be construed in accordance with, the Agreement.

   4. MISCELLANEOUS. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the date first above written.


INTELLIGENT CONTROLS, INC.

By: /s/ Alan Lukas
    ----------------------
    Alan Lukas
    President


























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  CUSIP NO. 45815R 10 0            SCHEDULE 13D            Page 16 of 20 Pages
                                                               ----  ----

AMPERSAND SPECIALTY MATERIALS
AND CHEMICALS III LIMITED PARTNERSHIP

By: ASMC-III Management Company
    Limited Partnership

By: ASMC-III MCLP LLP, its general partner
    By: /s/ Charles D. Yie
        General Partner

AMPERSAND SPECIALTY MATERIALS
AND CHEMICALS III COMPANION FUND
LIMITED PARTNERSHIP

By: ASMC-III Management Company
    Limited Partnership

By: ASMC-III MCLP LLP, its general partner
    By: /s/ Charles D. Yie
        General Partner



                                   Schedule 1
                                   ----------


NAME OF INVESTOR                    NUMBER OF SHARES             PURCHASE PRICE

Ampersand Specialty Materials and
Chemicals III Limited Partnership      1,612,247                  $5,239,802.75

Ampersand Specialty Materials and
Chemicals III Companion Limited
Partnership                               26,215                  $   85,198.75
                                       ---------                  -------------
Total                                  1,638,462                  $5,325,001.50